FILE PURSUANT TO RULE 424(B)(3)

REGISTRATION NO. 333-122935-01

July 25, 2005 prospectus supplement to prospectus dated July 8, 2005 and prospectus supplement dated July 8, 2005.

SALES LITERATURE

RSI and other NASD-registered broker-dealers participating in this offering may utilize sales literature that discusses certain aspects of the program, including the following:

•                  A brochure entitled “Diversified Energy Investment Solutions: Reef Global Energy Ventures II,”

•                  A flyer entitled “Distributions to Investor Partners in Reef Global Energy Ventures Partnerships” and

•                  Possibly other supplementary materials.

We have not authorized the use of other sales material, and the offering of units may only be made by means of this prospectus. The sales material we use is subject to the following considerations:

•                  It must be preceded or accompanied by this prospectus;

•                  It is not complete;

•                  It does not contain any material information that is not also set forth in this prospectus; and

•                  It should not be considered a part of or incorporated into this prospectus or the registration statement of which this prospectus is a part.

You should only rely on the information contained in the accompanying prospectus, the July 8, 2005 prospectus supplement, and this prospectus supplement when making a decision as to whether to purchase the units. We have not authorized anyone to provide you with information that is different than the information contained in the prospectus, the July 8, 2005 propectus supplement and this prospectus supplement.